                                                                  Exhibit (a)(5)

                             STOCK PRICE COMPARISON


Please utilize this chart to help you determine how the $8.00 tender offer price extended by Hampton Roads Bankshares, Inc. relates to the shares in your account. This chart is designed to help you determine your approximate gain (or loss) from participating in this offer. Because our company has applied three splits to its stock, the gain on some of the earliest shares issued will be substantial.


                                                                                                           SUBTRACT COLUMN (B)
 TO DETERMINE THE GAIN                                          WITH AN $8.00    FILL IN THE ORIGINAL       FROM COLUMN (A). THIS
       (OR LOSS)                           AND THE ORIGINAL    PER SHARE VALUE    PER SHARE PRICE YOU       IS THE PER SHARE GAIN
 ON SHARES PURCHASED*:    THE SPLIT WAS:   "1" SHARE IS NOW:    EQUIVALENT TO:    PAID FOR YOUR STOCK:    (OR LOSS) ON YOUR SHARES*:
----------------------    --------------   -----------------   ---------------   ---------------------    --------------------------
Prior to June 30, 1993         2:1                  8                $64            $         --                $         --
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From July 1, 1993 to
 February 15, 1996             2:1                  4                $32            $         --                $         --
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From February 16, 1996 to
 September 15, 1998            2:1                  2                $16            $         --                $         --
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After September 15, 1998       N/A                  1                $ 8            $         --                $         --
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


* Please carefully complete this chart to ensure that your purchases correspond to the appropriate date categories. If you have made multiple purchases at varying times, you may have to continue this worksheet on a separate page as you must account for each purchase price separately.

** Before making a decision to tender your shares, please read all of the enclosed information carefully and consult your tax advisor to determine the income tax consequences.